TRANSITION SERVICES AGREEMENT


     TRANSITION SERVICES AGREEMENT, dated as of January 6, 2002 (the "Agreement"), among THE RIGHT START, INC., a California corporation ("Parent"), TOY SOLDIER, INC. , a Delaware corporation and wholly-owned subsidiary of Parent ("Buyer"), F.A.O. SCHWARZ, a New York corporation ("FAO"), QUALITY FULFILLMENT SERVICES, INC., a Virginia corporation ("QFS" and, together with FAO, the "Sellers" ) and ROYAL VENDEX KBB N.V., a Netherlands corporation ("Shareholder").



                                R E C I T A L S:


     Parent, Buyer, Sellers and Shareholder have entered into an Asset Purchase Agreement, dated November 19, 2001 (the "APA"), pursuant to which, among other things, Buyer shall purchase the Assets (as such term, and each other capitalized term used herein without definition, is defined in the APA) from the Sellers upon the terms and subject to the conditions set forth in the APA.

     Subsequent to the Closing under the APA, FAO proposes to operate the Closure Stores for purposes of effecting the orderly liquidation of FAO's retained assets and the termination of its business.

     As a condition to the Closing under the APA, the parties hereto have agreed to enter into this Agreement.

     In consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

     1. Transition Services. In order to permit FAO to operate the Closure Stores after the Effective Time, during the Term (as defined in Section 5 below) Buyer hereby agrees to perform (and Parent shall cause Buyer to perform) for Sellers the transition services specified on Exhibit A and such other transition services as may be requested from time to time by Sellers in writing (the "Transition Services"). FAO shall reimburse (and Shareholder shall cause FAO to reimburse) the Buyer on a monthly basis, 20 days after receipt of an invoice from the Buyer, for the Buyer's actual costs incurred in providing the Transition Services.

                   2.      Use of Name.


          (a) FAO has retained, as of the Closing (and Buyer acknowledges that FAO possesses) a royalty free, non-transferable, nonexclusive license, for the duration of the Term and solely in connection with the operation of the Closure Stores by FAO, to use the names "FAO Schwarz" and "FAO Schweetz," any derivatives thereof, and
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               any  trademarks,  service marks or trade names used by FAO in the operation of its business prior to the Closing (the "FAO Names").

          (b) FAO agrees to use the FAO Names in accordance with reasonable written quality control guidelines delivered by Buyer to FAO and in accordance with the Schwarz Agreement. Buyer acknowledges that use of the FAO Names in professionally created signage of the type typically used by nationally recognized liquidators conducting store closure sales shall not be a violation of such quality control guidelines.

     3. Further Assurances. The parties shall cooperate fully with each other to enable the parties to fulfill their obligations and responsibilities hereunder. The parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, and execute and deliver such documents and other papers as may be required or appropriate to carry out the provisions of this Agreement and to consummate, perform and make effective the transactions contemplated hereby.

     4. Term. This Agreement shall be effective as of the Effective Time and shall terminate on the earlier to occur of (a) the six month anniversary of the Closing and (b) the date on which Sellers notify Buyer that all of the Closure Stores have been closed and the remaining employees of Sellers have been discharged (the "Term"), provided that the obligations of Buyer hereunder with respect to COBRA coverage shall not terminate until the minimum statutory obligation to provide such coverage shall terminate.

     5. Amendments. This Agreement may not be amended except in a writing signed by, or on behalf of, all parties hereto.

     6. Notices. All notices, consents, instructions and other communications required or permitted under this Agreement (collectively, "Notice") shall be effective only if given in writing and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid. Notice shall be sent in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice similarly given to the other parties in accordance herewith, which shall not be deemed given until received by the addressee). Notice shall be given:

                  to FAO at:

                                          Royal Vendex KBB, N.V.
                                          De Klencke 6, NL-1083 HH Amsterdam
                                          Postbus 7997, 1008, AD Amsterdam
                                          Attention: Marcel Smits/Eric ter Hark


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                                          The Netherlands
                                          Tel: 31.20.5490.596
                                          Fax: 21.20.6461.954
                                          Email: eric.ter.hark@vendexkbb.nl

   with required copy to (which, in and of itself, shall not constitute notice):

                                          Kronish Lieb Weiner & Hellman LLP
                                          1114 Avenue of the Americas
                                          New York, New York 10036
                                          Attention: Mark Lipschutz
                                          Tel: (212) 479-6120
                                          Fax: (212) 479-6275
                                          Email: mlipschutz@klwhllp.com

                  and to Buyer and Parent at:

                                          Toy Soldier Inc.
                                          26610 Agoura Road, Suite 250
                                          Calabasas, California 91302
                                          Attention: General Counsel
                                          Tel: (818) 735-7252
                                          Fax: (818) 735-7242
                                          Email: jgroner@rightstart.com


   with required copy to (which, in and of itself, shall not constitute notice):

                                          Fulbright & Jaworski L.L.P.
                                          865 South Figueroa Street, 29th Floor
                                          Los Angeles, CA 90017
                                          Attention: Victor Hsu, Esq.
                                          Tel:  (213) 892-9326
                                          Fax: (213) 680-4518
                                          Email: vhsu@fulbright.com

     7. Governing Law. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

     8. Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement may be brought in the courts of the State of New York , County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue

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

or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Each party hereto agrees that service of process in any Proceeding may be made upon it in any manner permitted by the laws of the state of New York or the federal laws of the United States or as follows: (i) by personal service or (ii) by certified or registered mail to the party for which intended at its address for notice pursuant to Section 6. Service of process upon any party in any manner referred to in the preceding sentence shall be deemed in every respect effective service of process upon such party.


     9. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that, in the event of a breach or threatened breach of this Agreement, the parties shall be entitled to specific performance, injunctive or other equitable relief, in addition to any other remedy available at law or in equity, without posting bond or other undertaking.

     10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible, without invalidating or adjusting the remaining provisions hereof, and any such prohibition, unenforceability or adjustment in any jurisdiction shall not invalidate, render unenforceable or adjust such provision in any other jurisdiction.

     11. Successors and Assigns. All covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties.

     12. Descriptive Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

     14. Shareholder's Obligations. Where in this Agreement provision is made for any action to be taken or not taken by either Seller, Shareholder undertakes to cause such Seller to take or not take such action, as the case may be.


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


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, by their respective duly authorized officers, as of the date first above written.

                                          TOY SOLDIER, INC.



                                          By: /s/ Jerry R. Welch
                                          Title: President and CEO


                                          THE RIGHT START, INC.



                                          By: Jerry R. Welch
                                          Title: President and CEO


                                          F.A.O. SCHWARZ



                                          By: /s/ Bud Johnson
                                          Title: CEO



                                          QUALITY FULFILLMENT SERVICES, INC.



                                          By: /s/ Bud Johnson
                                          Title:  CEO


                                          ROYAL VENDEX KBB N.V.



                                          By: /s/ Eric Terhark
                                          Title: Director Corporate Development




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                                    EXHIBIT A

                               Transition Services


Maintaining and updating the Accounts of Sellers on the Accounting System transferred to Buyer.

Providing payroll services for employees of Sellers.

Providing human resource services to Sellers, including managing all of Sellers' employee benefit programs.

Providing office space, in the facilities currently occupied by Seller's New York headquarters office, to administrative and executive personnel of Sellers.

Providing and delivering inventory to the Closure Stores at cost (including distribution) to the extent requested by Sellers to facilitate the operation of the Closure Stores.

Assisting Sellers in the termination of Sellers' 401(k) plan.

Elevator and escalator maintenance services for certain Closure Stores pursuant to the Complete Maintenance Agreement for Elevators and Escalators dated October 5, 1998 between Montgomery KONE and FAO.

Any other administrative services provided by headquarters to stores.

Any third party services which are delivered at the individual stores but contracted for on an FAO-wide basis under contracts which are being assigned to the Buyer.

Providing COBRA coverage to former employees of Sellers from and after the time requested by Sellers, to the extent requested by Sellers.